Exhibit 99.2

ACKNOWLEDGEMENT OF FUNDS RECEIVED

On September 9, 2005, Minera Compania Double Down, hereinafter referred to as the “Buyer”, met and complied with all the terms and conditions as set forth in the attached Asset Purchase Agreement. U.S. Canadian Minerals, Inc. hereinafter referred to as the “Seller” acknowledges that all conditions have been met with the acceptance of the full consideration, totaling $800,000, from the Buyer and the delivery of the stock certificate representing ownership of Yellow River Mining S.A. to the Buyer.

This acknowledgement supercedes any arid all previous agreements between the parties relating to this transaction.

IN W1TNESS WHEREOF, this acknowledgement has been duly executed as of the date first above mentioned.

SELLER: U. S. CANADIAN MINERALS, INC.

/s/ Rendal Williams
Rendal Williams, CEO

BUYER: MINERA COMPANIA DOUBLE DOWN

/s/ Edgar Dhonau, Pres.
Edgar Dhonau, President